Exhibit 99.1

Ashlin Development Corporation (f/k/a Health & Nutrition Systems International, Inc.) Completes the Sale of Substantially All of Its Assets

West Palm Beach, Fla, January 27, 2005 – Ashlin Development Corporation, a Florida corporation (f/k/a Health & Nutrition Systems International, Inc. (OTC Bulletin Board: HNNSQ – News; the “Company”), announced that on January 25, 2005, the sale of substantially all of its assets (the “Assets”) to TeeZee, Inc., a Florida corporation (the “Purchaser”), was completed pursuant to the Asset Purchase Agreement dated October 15, 2004, between the Company and Purchaser (the “Asset Purchase Agreement”). The Asset Purchase Agreement was entered into as part of the Company’s Amended Plan of Reorganization, which was approved on January 10, 2005 by the U.S. Bankruptcy Court, Southern District of Florida, in Fort Lauderdale, Florida (the “Plan”). The closing of the sale is a condition precedent to the effectiveness of the Plan.

The purchase price for the Assets was $2,191,160.23, which consisted of the assumption by the Purchaser of $1,841,160.23 of liabilities of the Company, a cash payment from the Purchaser to the Company of $250,000, and the release to the Company of $100,000 in cash that had been funded by the Purchaser into escrow in accordance with the terms of the Asset Purchase Agreement.

The Company intends to use approximately $25,000 of the cash proceeds received in the transaction to repay amounts owed to Garden State Nutritionals, a division of Vitaquest International, Inc., and to utilize the remaining cash proceeds to fund future operating expenses of the Company as well as the costs, fees, and expenses of the Company that were incurred in connection with the Plan.

In connection with the sale, the Company changed its name to “Ashlin Development Corporation” and assigned its rights to the name “Health & Nutrition Systems International, Inc.” to the Purchaser.

From and after the effective date of the Plan, the Company intends to engage in the business of seeking suitable commercial activities or a strategic alliance with an operating entity.

This press release contains “forward-looking” statements. Any statements that are not statements of historical fact should be regarded as forward-looking statements. For example, the words "intends," "believes," "anticipates," "plans," and "expects" are intended to identify forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. These factors include, without limitation, those factors described in the Company’s SEC reports, including its Annual Report on Form 10-KSB for the year ended December 31, 2003, as amended, and its Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004. The Company does not undertake any obligation to update any such factors or to publicly announce the result of any revision to any of the forward-looking statements contained herein to reflect future events or developments.

For more information, contact:

At the Company:

James A. Brown, Chief Executive Officer

(561) 863-8446

Email: jabrown@gate.net

Source: Ashlin Development Corporation